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                                                                   Exhibit 16(a)


Securities and Exchange Commission
Washington, D.C. 20549


April 13, 2001

Ladies and Gentlemen:

We were previously independent principal accountants for Interactive Systems Worldwide Inc. (formerly International Sports Wagering Inc.) and, under the date of November 17, 2000, we reported on the financial statements of Interactive Systems Worldwide Inc. as of and for the fiscal years ended September 30, 2000 and 1999. On April 9, 2001, our appointment as principal accountants was terminated. We have read Interactive Systems Worldwide Inc.'s statements included under Item 4 of its Form 8-K dated April 9, 2001, and we agree with such statements, except that we are not in a position to agree or disagree with Interactive Systems Worldwide Inc.'s: (i) stated reason for changing principal accountants, (ii) statement that the change was recommended by the audit committee of the board of directors, and (iii) statement that Richard A. Eisner & Company, LLP was engaged and not consulted regarding the application of accounting principles to a specified transaction or the type of audit opinion that might be rendered on Interactive Systems Worldwide Inc.'s financial statements.

Very truly yours,

/s/ KPMG LLP